Exhibit 10.2

CHEVRON CORPORATION RETIREMENT RESTORATION PLAN

(Amended and Restated effective October 2, 2023)

TABLE OF CONTENTS

Page
SECTION I. INTRODUCTION.    1
SECTION II. DEFINITIONS.    2
(a)“Beneficiary”    2
(b)“Benefit Calculation Date”    2
(c)“Benefit Protection Period”    2
(d)“Benefit Protection Period Commencement Date”    2
(e)“Business in Competition”    2
(f)“Change in Control”    2
(g)“Code”    2
(h)“Committee”    3
(i)“Corporation”    3
(j)“Corporation Confidential Information”    3
(k)“Document”    3
(l)“Employee”    3
(m)“ERISA”    4
(n)“ESIP-RP”.    4
(o)“Excess Plan”.    4
(p)“Initial Election Due Date”.    4
(q)“Misconduct”    4
(r)“Participant”    5
(s)“Payroll”    6
(t)“Plan Year”    6
(u)“Prior Period Plan”.    6
(v)“Prior Plans”    6
(w)“Quarter”    6
(x)“Restoration Benefit”.    6
(y)“Retirement Plan”.    6
(z)“Retirement Plan Benefit”.    6
(aa)    “RRP”.    6
bb)    “Separation from Service”    6
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(cc)    “SRP”    7
(dd)    “Subsidiary”.    7
(ee)    “Successors and Assigns”    7
(ff)    “Unforeseeable Emergency”    7
(gg)    “Unocal”    8
(hh)    “Unocal Nonqualified Retirement Plans”.    8
SECTION III. ELIGIBILITY AND PARTICIPATION.    8
(a)Active Employee Participants.    8
(b)Terminated Employee Participants.    8
(c)Other Employee Participants.    8
SECTION IV. PLAN BENEFITS.    8
(a)Restoration Benefit.    9
(b)Gulf Retirement Bonus.    9
(c)Calculation of Lump Sum Value of Single Life Annuity.    10
(d)Interest.    10
SECTION V. DISTRIBUTION OF PLAN BENEFITS.    10
(a)Default Distribution Form.    10
(b)Distribution Election.    10
(c)Determination of Installment Payment Amount.    11
(d)Change of Distribution Time and Form.    11
(e)Acceleration of Payments.    11
(f)Unforeseeable Emergency.    11
(g)Mandatory Cashout Limit.    12
SECTION VI. DEATH BENEFITS    12
(a)Beneficiary Designation.    12
(b)Time and Form of Death Benefit.    12
SECTION VII. MISCELLANEOUS.    12
(a)Forfeitures.    12
(b)Funding.    13
(c)Tax Withholding.    13
(d)No Employment Rights.    13
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(e)No Assignment of Property Rights.    13
(f)Administration.    13
(g)Amendment and Termination.    13
(h)Effect of Reemployment    14
(i)Excess Plan/Top-Hat Plan Status.    14
(j)Successors and Assigns.    15
(k)409A Compliance.    15
(l)Choice of Law.    15
SECTION VIII. CHANGE IN CONTROL.    15
(a)Restrictions on Amendments During Benefit Protection Period.    15
(b)Exception to Section VIII.(a).    15
(c)Restrictions on Certain Actions Prior to or Following, a Change in
Control.    16
(d)Effect on other Benefits    16
(e)Distribution of Restoration Benefits.    16
(f)Establishment of a Trust.    16
(g)No Forfeitures.    16
(h)Miscellaneous.    16
SECTION IX. GRANDFATHERED PROVISIONS.    17
SECTION X. APPROVAL.    17
APPENDIX A    18
APPENDIX B    19
APPENDIX C    22
APPENDIX D    24

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CHEVRON CORPORATION RETIREMENT RESTORATION PLAN
(Amended and Restated effective October 2, 2023)

SECTION I.    INTRODUCTION.
(a)The Chevron Corporation Retirement Restoration Plan (the “RRP”) was established effective July 1, 2002 to provide additional retirement benefits due to the limitations of sections 401(a)(17) and 415 of the Code, and to deferred compensation not counting as benefits bearing compensation under the qualified Chevron Retirement Plan. The RRP was formed from a spin-out on July 1, 2002 of the defined benefit portion of the liabilities of the Chevron Corporation Excess Benefit Plan (the “Excess Plan”) which had been originally established effective January 1, 1976. On December 10, 2003, the defined benefit portions of the liabilities of the then active former Texaco and Caltex employees participating in the Supplemental Pension Plan of Texaco Inc. and the Excess-Benefit Plan for Employees of ChevronTexaco Global Energy Inc. were also transferred to the RRP.
(b)The Chevron Corporation Supplemental Retirement Plan (the “SRP”) was established effective July 1, 2002 to provide additional retirement benefits due to certain awards under the Management Incentive Plan of the Corporation, and on December 10, 2003 was expanded to include additional retirement benefits due to similar executive bonus program awards for former Texaco and Caltex employees. The SRP was formed from a spin-out on July 1, 2002 of the bonus portion of the liabilities of the Excess Plan, and from the later December 10, 2003 spin-out of the liabilities of the then active former Texaco and Caltex employees participating in the Supplemental Bonus Retirement Plan of Texaco Inc. and the Pension Supplementation Plan of ChevronTexaco Global Energy Inc. Effective as of July 1, 2006, the SRP was merged into this RRP. The benefit calculation and benefit distribution rules that apply to eligible employees who incurred a Separation from Service prior to July 1, 2006 are described in Appendix D.
(c)On August 10, 2005 the Corporation acquired Unocal Corporation (“Unocal”) and later became the sponsor of Unocal Nonqualified Retirement Plan A1, Unocal Nonqualified Retirement Plan B1 and Unocal Nonqualified Retirement Plan C1 (the “Unocal Nonqualified Retirement Plans”). The Unocal Nonqualified Retirement Plans covered eligible employees who were active employees of Unocal or its affiliates on or after January 1, 2005, and provided additional retirement benefits that were not provided under the qualified Unocal Retirement Plan due to the limitations of sections 401(a)(17) and 415 of the Code, to deferred compensation not counting as benefits bearing compensation, and to the calculation of retirement benefits using the high three annual Unocal incentive pay awards, whether or not consecutive. Effective as of July 1, 2006, the Unocal Nonqualified Retirement Plans were merged into this RRP. The benefit calculation and benefit distribution rules that apply to eligible employees who incurred a Separation from Service prior to July 1, 2006 are described in the Unocal Nonqualified

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Retirement Plans as in effect as of the time such employees incurred a Separation from Service (as amended to comply with section 409A of the Code).

(d)Effective January 1, 2009, the RRP was amended and restated in order to comply with the Internal Revenue Services final regulations under section 409A of the Code and make certain other changes. The benefit calculation and benefit distribution rules that apply to eligible employees who incurred a Separation from Service between January 1, 2005 and June 30, 2006 are described in Appendix B. The benefit calculation and benefit distribution rules that apply to eligible employees who incurred a Separation from Service on or after July 1, 2006 and prior to January 1, 2009 are described in Appendix C. Effective October 2, 2023, the RRP was further amended and restated to incorporate reference to the Corporation’s Dodd-Frank Clawback Policy.
SECTION II. DEFINITIONS.
Except as provided below, capitalized terms used in the RRP shall have the same meaning as in the Retirement Plan:

(a)“Beneficiary” means the person or persons entitled to receive a Participant’s remaining Restoration Benefit in the event the Participant dies prior to receiving his or her entire Restoration Benefit, as provided in Section VI.
(b)“Benefit Calculation Date” means the earlier of:
(1)the first day of the month following the date the Participant's employment relationship with the Corporation terminates,
(2)the first day of the month that is at least 6 months after the date the Participant incurs a Separation from Service, or
(3)the first day of the month after the Participant returns to work following a Separation from Service.
(c)“Benefit Protection Period” means the period commencing on the Benefit Protection Period Commencement Date and terminating two years after the date of a Change in Control.
(d)“Benefit Protection Period Commencement Date” means the date six months prior to the public announcement of the proposed transaction which, when effected, is a Change in Control.
(e)“Business in Competition” means any person, organization or enterprise which is engaged in or is about to be engaged in any line of business engaged in by the Corporation at such time.
(f)“Change in Control” means a change in control of the Corporation as defined in Article VI of the Corporation’s By-Laws, as it may be amended from time-to-time.
(g)“Code” means the Internal Revenue Code of 1986, as amended.

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(h)“Committee” means the Management Compensation Committee of the Board of Directors of Chevron Corporation.
(i)“Corporation” means Chevron Corporation, a Delaware corporation, or any Successors or Assigns. Where the context shall permit, “Corporation” shall include the Subsidiaries of Chevron Corporation.
(j)“Corporation Confidential Information” includes:
(1)Information embodied in inventions, discoveries and improvements, whether patentable or unpatentable, including trade secrets;

(2)Geological and geophysical data and analyses thereof, well information, discoveries, development initiatives, reserves, offshore bidding strategies, potential value of unleased offshore acreage, exploration and other business strategies and investment plans, business methods, current and planned technology, processes and practices relating to the existence of, exploration for, or the development of oil, gas, or other potentially valuable raw material, product, mineral or natural resource of any kind;

(3)Confidential personnel or Human Resources data;

(4)Customer lists, pricing, supplier lists, and Corporation processes;

(5)Any other information having present or potential commercial value; and

(6)Confidential information of any kind in possession of the Corporation, whether developed for or by the Corporation (including information developed by the Participant), received from a third party in confidence, or belonging to others and licensed or disclosed to the Corporation in confidence for use in any aspect of its business and without regard to whether it is designated or marked as such through use of such words as “classified,” “confidential” or “restricted;

Provided, however, that Corporation Confidential Information shall not include any information that is or becomes generally known through no wrongful act or omission of the Participant. However, information shall not fail to be Corporation Confidential Information solely because it is embraced by more general information available on a non-confidential basis.

(k)“Document” means any devices, records, data, notes, reports, abstracts, proposals, lists, correspondence (including e-mails), specifications, drawings, blueprints, sketches, materials, equipment, reproductions of any kind made from or about such documents or information contained therein, recordings, or similar items.
(l)“Employee” means an individual who is paid on the U.S. dollar Payroll of the Corporation, but shall not include an individual for any period in which he or she is:
(1)Compensated for services by a person other than the Corporation and who, at any time and for any reason, is deemed to be an Employee;

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(2)Not on the Payroll of the Corporation and who, at any time and for any reason, is deemed to be an Employee;
(3)A leased employee within the meaning of section 414(n) of the Code, or would be a leased employee but for the period-of-service requirement of section 414(n)(2)(B) of the Code, and who is providing services to the Corporation;
(4)If, during any period, the Corporation has not treated an individual as an Employee and, for that reason, has not withheld employment taxes with respect to that individual, then that individual shall not be treated as an Employee for that period, even in the event that the individual is determined, retroactively, to have been an Employee during all or any portion of that period.
(m)“ERISA” means the federal Employee Retirement Income Security Act of 1974, as amended.
(n)“ESIP-RP” means the Chevron Corporation ESIP Restoration Plan that was originally established effective as of July 1, 2002 through a spin-out of a portion of the liabilities of the Excess Plan, and has been amended from time to time thereafter.
(o)“Excess Plan” means the Chevron Corporation Excess Benefit Plan as originally established effective January 1, 1976, amended thereafter from time to time, and effective July 1, 2002 reconstituted to form the RRP, the SRP and the ESIP-RP.
(p)“Initial Election Due Date” means January 31st of the calendar year immediately following the first year the Participant for the first time accrues a benefit under ESIP-RP, the RRP, or another “excess benefit plan” as defined in Treas. Reg. 1.409A-2(a)(7)(iii).
(q)“Misconduct” of a Participant means:
(1)The Corporation has been required to prepare an accounting restatement due to material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws, and the Committee has determined in its sole discretion that the Participant:

(A)Had knowledge of the material noncompliance or circumstances giving rise to such noncompliance and willfully failed to take reasonable steps to bring it to the attention of appropriate individuals within the Corporation; or

(B)Knowingly engaged in practices which materially contributed to the circumstances that enabled such material noncompliance to occur;

(2)A Participant commits an act of embezzlement, fraud or theft with respect to the property of the Corporation, materially violates the Corporation’s conflict of interest policy, or breaches his or her fiduciary duty to the Corporation;

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(3)A Participant, while still employed by the Corporation:

(A)Willfully misappropriates or discloses to any person, firm or corporation any Corporation Confidential Information, unless the Participant is expressly authorized by the Corporation’s management to disclose such Corporation Confidential Information, pursuant to a written non-disclosure agreement that sufficiently protects it;

(B)Directly or indirectly engages in, commences employment with, or materially renders services, advice or assistance to any Business in Competition with the Corporation other than on behalf of the Corporation;

(C)Induces or attempts to induce, directly or indirectly, any of the Corporation’s customers, employees, representatives or consultants to terminate, discontinue or cease working with or for the Corporation, or to breach any contract with the Corporation, in order to work with or for, or enter into a contract with, the Participant or any third party other than when such action is taken on behalf of the Corporation;

(4)A Participant willfully fails to promptly return all Documents and other tangible items belonging to the Corporation that are in his or her possession or control upon termination of employment, whether pursuant to retirement or otherwise;

(5)A Participant willfully commits an act which, under applicable law, constitutes the misappropriation of a Corporation trade secret or otherwise violates the law of unfair competition with respect to the Corporation; including, but not limited to, unlawfully:

(A)Using or disclosing Corporation Confidential Information; or

(B)Soliciting (or contributing to the soliciting of) the Corporation’s customers, employees, representatives, or consultants to:

(i)Terminate, discontinue or cease working with or for the
Corporation; or

(ii)To breach any contract with the Corporation, in order to work with or for, or enter into a contract with, the Participant or any third party;

(6)A Participant willfully fails to inform any new employer of the Participant’s continuing obligation to maintain the confidentiality of the trade secrets and other Corporation Confidential Information obtained by the Participant during the term of his or her employment with the Corporation;

The Committee shall determine in its sole discretion whether the Participant has engaged in any of the acts set forth in subsections (1) through (6) above, and its determination shall be conclusive and binding on all interested persons.

(r)“Participant” means a person who is eligible to participate in the RRP as provided in Section III.

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(s)“Payroll” means the system used by the Corporation to pay those individuals it regards as Corporation employees for their services and to withhold employment taxes from the compensation it pays to such employees. “Payroll” does not include any system the Corporation uses to pay individuals whom it does not regard as Corporation employees and for whom it does not actually withhold employment taxes (including, but not limited to, individuals it regards as independent contractors) for their services.
(t)“Plan Year” means the calendar year.
(u)“Prior Period Plan” means the defined benefit and bonus portions of the Excess Plan, the Prior Plans, the Unocal Nonqualified Retirement Plans or this RRP with respect to prior periods of employment, as applicable.
(v)“Prior Plans” means the defined benefit portion of the Supplemental Pension Plan of Texaco Inc., the defined benefit portion of the Excess-Benefit Plan for Employees of ChevronTexaco Global Energy Inc., the Supplemental Bonus Retirement Plan of Texaco Inc., and the Pension Supplementation Plan of ChevronTexaco Global Energy Inc.
(w)“Quarter” means a calendar quarter.
(x)“Restoration Benefit” means the benefit described in Section IV.
(y)“Retirement Plan” means the qualified Chevron Retirement Plan.
(z)“Retirement Plan Benefit” means the benefit determined with respect to the Chevron Retirement Plan as described in Section IV.
(aa)    “RRP” means the Chevron Corporation Retirement Restoration Plan.
(bb)    “Separation from Service” means separation from service with the Corporation within the meaning of section 409A of the Code.
(1)Whether such a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Corporation and employee reasonably anticipated that no further services will be performed after a certain date or that the level of bona fide services the employee would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to less than fifty percent (50%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36)-month period (or the full period of services to the employer if the employee has been providing services to the employer less than thirty-six (36) months).

(2)Notwithstanding the foregoing, the employment relationship is treated as continuing intact:

(A)While the individual is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six
(6) months, or if longer, so long as the individual retains a right to reemployment with the service recipient under an applicable statute or by contract. Where a leave of absence is due to any medically determinable physical or mental impairment that

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can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, where such impairment causes the employee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a twenty-nine (29)-month period of absence is substituted for such six (6)-month period.

(B)Until the individual separates from service with the third-party, where the employee terminates employment with the Corporation due to a bona fide sale of substantial assets to such third-party and becomes employed by it in connection with such sale; provided that the Corporation or the Committee so designates within its sole discretion no later than the closing date of the sale.

(cc) “SRP” means the Chevron Corporation Supplemental Retirement Plan that was originally established effective as of July 1, 2002 through a spin-out of a portion of the liabilities of the Excess Plan, was amended from time to time thereafter, and effective July 1, 2006 was merged into the RRP.
(dd) “Subsidiary” means any corporation or entity with respect to which the Corporation, one or more Subsidiaries, or the Corporation together with one or more Subsidiaries, owns not less than eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote, or not less than eighty percent (80%) of the total value of all shares of all classes of stock.
(ee) “Successors and Assigns” means a corporation or other entity acquiring all or substantially all the assets and business of the Corporation (including the RRP) whether by operation of law or otherwise; including any corporation or other entity effectuating a Change in Control of the Corporation.
(ff) “Unforeseeable Emergency”
(1)Means a severe financial hardship to the Participant or his or her Beneficiary resulting from:
(A)An illness or accident of the Participant or Beneficiary, the Participant’s or Beneficiary’s spouse, or the Participant’s or Beneficiary’s dependent (as defined in section 152(a) of the Code);
(B)Loss of the Participant’s or Beneficiary’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance); or
(C)Other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or Beneficiary.
(2)Notwithstanding Section II.(ff)(1); a hardship shall not constitute an Unforeseeable Emergency:

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(A)To the extent that it is, or may be, relieved by:
otherwise;

(i) Reimbursement or    compensation,    by insurance or

(ii) Liquidation of the Participant's or Beneficiary's assets to the extent that the liquidation of such assets would not itself cause severe financial hardship (such assets shall include but not be limited to stock options, Common Stock, and Chevron Corporation Employee Savings Investment Plan balances).
(B)If (among other events), it consists of payment of college tuition or purchasing a home.
(gg) “Unocal” means Unocal Corporation, a Delaware corporation.
(hh) “Unocal Nonqualified Retirement Plans” means Unocal Nonqualified Retirement Plan A1, Unocal Nonqualified Retirement Plan B1 and Unocal Nonqualified Retirement Plan C1.
SECTION III. ELIGIBILITY AND PARTICIPATION.
Participation in the RRP shall be limited to:

(a)Active Employee Participants. Members of the Retirement Plan who are Employees and whose Retirement Plan benefits are limited due to the requirements of sections 401(a)(17) or 415 of the Code. Such a Participant shall first accrue a benefit under the RRP when his or her Retirement Plan benefits are first limited due to the requirements of sections 401(a)(17) or 415 of the Code.
(b)Terminated Employee Participants. Any terminated former Employee who has an undistributed benefit under the SRP, the Unocal Nonqualified Retirement Plans, or under the RRP.
(c)Other Employee Participants. Notwithstanding sub-section (a) above, any Member of the RRP who is an Employee on or after January 1, 2008 and who, on December 31, 2007, had an accrued benefit under the RRP determined on the basis of “Regular Earnings” and “Highest Average Earnings” calculated as of December 31, 2007 using the definitions under the RRP and Retirement Plan in effect on December 31, 2007.
SECTION IV. PLAN BENEFITS.
This Section IV. applies only to Participants who are Employees on or after January 1, 2008. Refer to the appendices of this RRP for the benefit calculation rules that apply to Participants who were participants in the RRP and/or the SRP and who incurred a Separation from Service prior to January 1, 2008. Refer to the Unocal Nonqualified Retirement Plans (as amended to comply with section 409A of the Code) for the rules that apply to Participants who were eligible for such plans and incurred a Separation from Service prior to July 1, 2006.

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(a)Restoration Benefit.
(1)With respect to a Participant who was last hired and was a Member of the Retirement Plan before January 1, 2008, the Participant’s Restoration Benefit shall be the lump sum value of the difference between:
(A)the amount of the Participant’s Retirement Plan Benefit expressed as a single life annuity commencing as of the Participant’s Benefit Calculation Date, but determined without regard to the limitations required to comply with sections 401(a)(17) or 415 of the Code; provided, however, that the amount determined under this Section IV.(a)(1) shall not be less than the amount determined on the basis of “Regular Earnings” and “Highest Average Earnings” calculated as of December 31, 2007 using the definitions under the RRP and the Retirement Plan in effect on December 31, 2007 (but also determined without regard to the limitations required to comply with sections 401(a)(17) or 415 of the Code); and
(B)the amount of the Participant’s Retirement Plan Benefit expressed as a single life annuity as if it commenced as of the Participant’s Benefit Calculation Date.
(2)With respect to a Participant who was hired or first became eligible to participate in the Retirement Plan on or after January 1, 2008, the Participant’s Restoration Benefit shall be the lump sum value of the difference between:
(A)the amount of the Participant’s Retirement Plan Benefit expressed as a lump sum commencing as of the Participant’s Benefit Calculation Date, but determined without regard to the limitations required to comply with sections 401(a)(17) or 415 of the Code; and
(B)the amount of the Participant’s Retirement Plan Benefit expressed as a lump sum as if it commenced as of the Participant’s Benefit Calculation Date.
(3)With respect to a Participant who was rehired, the Participant’s Restoration Benefit is described in Section VII.(h).
(4)With respect to a Participant who returned to work following a Separation from Service (the “first separation”) without a termination of the employment relationship, the Participant’s Restoration Benefit payable upon the subsequent Separation from Service shall be the Restoration Benefit determined under (1), (2), or (3) above, as applicable, reduced by the present value of all payments previously made or scheduled to be made in the future under the RRP on account of the first separation.

(b)Gulf Retirement Bonus. A Participant who was eligible to receive a Gulf Retirement Bonus under the Supplemental Pension Plan of Gulf Oil Corporation shall be entitled to receive such benefit under the RRP as an additional part of his or her Restoration Benefit.

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(c)Calculation of Lump Sum Value of Single Life Annuity. The single life annuity and lump sum values described above shall be determined using the applicable formulae and actuarial assumptions in effect under the Retirement Plan as of the Participant’s Benefit Calculation Date.
(d)Interest. Interest shall accrue on the unpaid portion, if any, of a Participant’s Restoration Benefit, commencing on the Participant’s Benefit Calculation Date. Interest shall be credited and compounded daily such that the interest rate for the Quarter will be equal to the average market yield for the preceding Quarter on constant maturity U.S. Government 10-year bonds.
SECTION V. DISTRIBUTION OF PLAN BENEFITS.
Except as otherwise provided in an applicable appendix, Restoration Benefits shall be distributed in cash in accordance with this Section V. Distributions shall only be made after a Participant incurs a Separation from Service. Refer to the appendices of this RRP for the rules that apply to Participants who were participants in the RRP and/or the SRP and who incurred a Separation from Service prior to January 1, 2009. Refer to the Unocal Nonqualified Retirement Plans (as amended to comply with section 409A of the Code) for the rules that apply to Participants who were eligible for such plans and who incurred a Separation from Service prior to July 1, 2006.

(a)Default Distribution Form. Unless the Participant had made a valid election with the Committee as described in this Section V., or except as provided in Section VI.(b), the Participant’s Restoration Benefit shall be distributed in a lump sum in the first Quarter that is at least 12 months after the date the Participant incurs a Separation from Service.

(b)Distribution Election.

A Participant is permitted to make an initial election regarding the timing and form of distribution of his or her Restoration Benefit as follows:

(1)Election Procedure. A Participant may elect his or her time and form of distribution no later than the later of December 31, 2006 or the Initial Election Due Date. Such an election shall be made by filing the prescribed form with the Committee.

(2)Time and Form of Distribution.

A Participant may make a timely election to receive his or her Restoration Benefit only in the following forms and times:

(A)In a lump sum payable in the first Quarter or first January that is one or more whole years (as elected by the Participant) following the date the Participant incurs a Separation from Service; or

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(B)In ten (10) or fewer annual installments, payable or commencing in the first Quarter or in the first January that is one or more whole years (as elected by the Participant) following the date the Participant incurs a Separation from Service. All installments after the first shall be paid in January.
(c)Determination of Installment Payment Amount. The amount of any installment payment shall be determined by dividing the unpaid balance of the Participant’s Plan Benefit, including credited interest, as of the beginning of the Quarter that includes the distribution date, by the number of annual payments remaining to be made.

(d)Change of Distribution Time and Form. The time and form of distribution (as determined pursuant to Section V.(a) or (b)) may be changed in accordance with the requirements of this Section V.(d) and such additional procedures as may be prescribed by the Committee in its sole discretion subject to the following requirements:

(1)Such an election shall only be valid if it is made twelve (12) months prior to the original payment date and postpones the commencement of such payment(s) to at least five (5) years after the date the original payment(s) were scheduled to commence. The new election can be a lump sum or ten or fewer installments payable or commencing in the first Quarter or the first January that is five or more whole years after the date the original payment(s) were scheduled to commence. All installment payments shall be made in cash and, after the first such installment, shall be paid in January; and
(2)For purposes of this RRP, “payment date” means the date a lump sum is payable or the date the first of a series of installments is payable. Installment payments shall be considered to be one payment.

(e)Acceleration of Payments. Except with respect to an Unforeseeable Emergency; a Participant may not elect to accelerate an irrevocable distribution of any portion of his or her Restoration Benefit prior to the date it would otherwise be distributed; provided that an election change permitted under Section V.(d) shall not be considered to be an accelerated distribution solely because such change results in a change to the time and/or form of distribution.

(f)Unforeseeable Emergency.
(1)A Participant may request distribution of such portion of his or her Account to the extent reasonably necessary to satisfy an Unforeseeable Emergency (which may include amounts necessary to pay any Federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution).
(2)Determinations of amounts reasonably necessary to satisfy the Unforeseeable Emergency will take into account any additional compensation that is available to the Participant to satisfy the Unforeseeable Emergency with the exception of benefits:
(A)Under a pension plan qualified under section 401(a) of the Code (including any amount available as a plan loan); or

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(B)Available due to the Unforeseeable Emergency under another nonqualified deferred compensation plan within the meaning of section 409A of the Code (or would be such a nonqualified deferred compensation plan if it was not grandfathered under the effective date provisions of section 409A of the Code).
(g)Mandatory Cashout Limit. Notwithstanding any other provision of this Section V., if a Participant’s Restoration Benefit is less than $50,000 on the first business day of the first Quarter that is at least 12 months following the date the Participant incurs a Separation from Service, such Restoration Benefit shall be distributed in a lump sum in such Quarter.
SECTION VI. DEATH BENEFITS.
(a)Beneficiary Designation. A Participant may designate, in the manner and on the form prescribed by the Committee, one or more Beneficiaries to receive payment of any Restoration Benefit that is undistributed at the time of the Participant’s death. A Participant may change such designation at any time by filing the prescribed form in the manner established by the Committee. No Beneficiary designation shall be effective until it is filed in accordance with the procedures established by the Committee. If a Beneficiary has not been designated or if no designated Beneficiary survives the Participant, distribution will be made to the Participant’s surviving spouse as Beneficiary if such spouse is then living or, if not, in equal shares to the then living children of the Participant as Beneficiaries or, if none, to the Participant’s estate as Beneficiary.
(b)Time and Form of Death Benefit. If a Participant who has made a valid election as to the form and time of the payment of his or her Restoration Benefit dies, then the Beneficiary shall receive the payment(s) on the date(s) elected by the Participant and at the same time and in the same form as the Participant would have received such payment(s), except that the Beneficiary may request a distribution on account of an Unforeseeable Emergency as described in Section V.(f). If such a Participant has not made a valid election as to the time and form of his distribution, then payment shall be made in a lump sum on the date that is six months following the date of the Participant’s death.
SECTION VII. MISCELLANEOUS.
(a)Forfeitures. Restoration Benefits shall vest in accordance with the applicable provisions of the Retirement Plan. Notwithstanding such vesting, however, if the Participant engages in Misconduct, the Committee may determine that any unpaid Restoration Benefits shall be forfeited and/or that any previously paid Restoration Benefits shall be repaid to the Corporation. Notwithstanding anything contained herein to the contrary, any Restoration Benefits of a Covered Executive, as that term is defined by the Corporation’s Dodd-Frank Clawback Policy, shall be and remain subject to the Dodd-Frank Clawback Policy or any successor incentive compensation clawback or recoupment policy currently in effect or as may be adopted by the Board and, in each case, as may be amended from time to time. No such policy adoption or amendment shall in any event require the prior consent of any Participant.

12

(b)Funding. The RRP shall be unfunded, and all Restoration Benefits shall be paid only from the general assets of the Corporation.
(c)Tax Withholding. All distributions shall be net of any applicable payroll deductions including, but not limited to, any federal, state or local tax withholding. In addition, any withholding amount required under the Federal Insurance Contributions Act with respect to a Participant’s Restoration Benefit prior to the date a distribution is made from the RRP, if any, and the additional income taxes attributable to such withholding, shall be debited from the Participant’s Restoration Benefit.
(d)No Employment Rights. Nothing in the RRP shall be deemed to give any individual a right to remain in the employ of any member of the Corporation nor affect the right of the Corporation to terminate any individual’s employment at any time and for any reason, which right is hereby reserved.
(e)No Assignment of Property Rights. Except as may be required by applicable law, or as is described below relating to domestic relations orders, no Restoration Benefit or property interest in this RRP may be assigned (either at law or in equity), alienated, anticipated or subject to attachment, bankruptcy, garnishment, levy, execution or other legal or equitable process. Any act in violation of this Section VII.(e) shall be void. Notwithstanding the foregoing, the creation, assignment or recognition of a right to all or any portion of a Participant’s Restoration Benefit hereunder pursuant to a domestic relations order (as defined in section 414(p)(1)(B) of the Code) that is valid under applicable state law and not preempted by ERISA shall not constitute a violation of this Section VII.(e).
(f)Administration. The RRP shall be administered by the Committee. No member of the Committee shall become a Participant in the RRP. The Committee shall make such rules, interpretations and computations as it may deem appropriate. The Committee shall have sole discretion to interpret the terms of the RRP, make any factual findings, and make any decision with respect to the RRP, including (without limitation) any determination of eligibility to participate in the RRP, eligibility for a Restoration Benefit, and the amount of such Restoration Benefit. The Committee’s determinations shall be conclusive and binding on all persons. Subject to the requirements of applicable law, the Committee may designate other persons to carry out its responsibilities and may prescribe such conditions and limitations as it may deem appropriate in its sole discretion.
(g)Amendment and Termination. The Corporation expects to continue the RRP indefinitely. Future conditions, however, cannot be foreseen. Subject to Section VIII., the Corporation shall have the authority to amend or to terminate the RRP at any time and for any reason, by action of its board of directors or by action of a committee or individual(s) acting pursuant to a valid delegation of authority. In the event of an amendment or termination of the RRP, a Participant’s Restoration Benefit shall not be less than the Restoration Benefit to which the Participant would have been entitled if he or she had incurred a Separation from Service immediately prior to such amendment or termination, except to the extent:
(1)The RRP was amended or terminated to comply with changes in the Code;

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(2)Some or all of the amount calculated under the RRP’s terms that existed immediately prior to such amendment or termination is subsequently provided from another plan.

(h)Effect of Reemployment.
(1)If any Participant who has incurred a Separation from Service is reemployed, such Participant shall receive any amounts attributable to his or her previous employment according to his or her existing distribution schedule under the Prior Period Plan.
(2)When any reemployed Participant subsequently incurs a Separation from Service, the Participant’s Restoration Benefit payable upon the subsequent Separation from Service will be the greater of the “A+B Calculation” and the “C Calculation”.
The “A+B Calculation” is the sum of the “A Calculation” and the “B
Calculation”.
The “A Calculation” is the difference (but not less than zero) between (i)
the Participant’s Prior Period Plan benefit calculated according to the provisions of the Prior Period Plan based only on the Participant’s service and earnings during the prior period(s) of employment, and (ii) the present value of all payments previously made or scheduled to be made in the future under the Prior Period Plan.
The “B Calculation” is the Participant’s Restoration Benefit calculated according to Section IV.(a)(1)(A) or (a)(2)(A) (as applicable) based only on the Participant’s service and earnings during the latest period of employment.

The “C Calculation” is the difference between (i) and (ii), where (i) is the Participant’s Restoration Benefit (before offset for the Retirement Plan benefit) calculated according to Section IV.(a)(1)(A) or (a)(2)(A) (as applicable) based on the Participant’s service and earnings during all periods of employment, and (ii) is the sum of the present value of all payments previously made (or scheduled to be made in the future) under the Retirement Plan and the Prior Period Plan (if any) with respect to prior period(s) of employment, and the present value of the benefit to be paid under the Retirement Plan with respect to both the prior period of employment (to the extent not previously made or scheduled to be made in the future) and the current period of employment. For the purposes of the “C Calculation”, the benefit calculation according to Section IV.(a)(1)(A) or (a)(2)(A) (as applicable) will use the Retirement Plan formula in effect for the Participant at the time of his or her latest Separation from Service.
(3)Present values shall be determined using the interest rates and other actuarial factors in effect under the Retirement Plan as of the date this calculation is made.
(i)Excess Plan/Top-Hat Plan Status. To the extent that the RRP provides a benefit in excess of the limitations on contributions and benefits imposed by section 415 of the Code, the RRP is intended to be an “excess benefit plan” within the meaning of section 3(36) of ERISA, that is an unfunded deferred compensation program. Otherwise, the RRP is intended to be an unfunded deferred compensation program that is maintained “for a select group of management or highly compensated employees” as set forth in Title I of ERISA. The RRP shall be implemented, administered and interpreted in a manner consistent with this intention.

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(j)Successors and Assigns. The RRP shall be binding upon the Corporation, its Successors and Assigns. Notwithstanding that the RRP may be binding upon a Successor or Assign by operation of law, the Corporation shall also require any Successor or Assign to expressly assume and agree to be bound by the RRP in the same manner and to the same extent that the Corporation would be if no succession or assignment had taken place.
(k)409A Compliance. This RRP is intended to comply with section 409A of the Code and shall be interpreted in a manner consistent with that intent. Notwithstanding the foregoing, in the event there is a failure to comply with section 409A of the Code (or the regulations thereunder), the Committee shall have the discretion to accelerate the time or form of payment of a Participant’s Restoration Benefit, but only to the extent of the amount required to be included in income as a result of such failure.
(l)Choice of Law. The RRP shall be administered, construed and governed in accordance with ERISA, the Code, and, to the extent not preempted by ERISA, by the laws of the State of California, but without regard to its conflict of law rules. Notwithstanding the foregoing, domestic relations orders and the Section II.(q) definition of Misconduct shall be subject to the jurisdiction’s law that would otherwise be applicable, but without regard to that particular jurisdiction’s conflict of laws rules.
SECTION VIII. CHANGE IN CONTROL.
Notwithstanding any other provisions of the RRP to the contrary, the provisions of this Section VIII. shall apply during the Benefit Protection Period.
(a)Restrictions on Amendments During Benefit Protection Period. Notwithstanding Section VII.(g) of the RRP, except to the extent required to comply with applicable law, no amendment of the RRP (other than an amendment to reduce or discontinue future accruals under the RRP after the end of the Benefit Protection Period) that is executed or first becomes effective during the Benefit Protection Period shall:
(1)Deprive any individual who is a Participant on the Benefit Protection Period Commencement Date or immediately prior to a Change in Control of coverage under the RRP as constituted at the time of such amendment;
(2)Deprive any individual who is a Beneficiary with respect to an individual who is a Participant on the Benefit Protection Period Commencement Date or immediately prior to a Change in Control of any benefit to which he or she is entitled on the Benefit Protection Period Commencement Date or may become entitled during the Benefit Protection Period;
(3)Reduce the amount of benefits provided under the RRP below the benefits provided under the RRP on the day prior to the Benefit Protection Period Commencement Date;
(4)Amend Sections II.(c), II.(d), II.(f), VII.(g), or VIII.; or
(5)Terminate the RRP.
(b)Exception to Section VIII.(a). Section VIII.(a) shall not apply to the extent that

15

(i) the amendment or termination of the RRP is approved after any plans have been abandoned to effect the transaction which, if effected, would have constituted a Change in Control and the event which would have constituted the Change in Control has not occurred, and (ii) within a period of six months after such approval, no other event constituting a Change in Control shall have occurred, and no public announcement of a proposed event which would constitute a Change in Control shall have been made, unless thereafter any plans to effect the Change in Control have been abandoned and the event which would have constituted the Change in Control has not occurred. For purposes of this Section VIII., approval shall mean written approval (by a person or entity within the Corporation having the authority to do so) of such amendment or termination.
(c)Restrictions on Certain Actions Prior to or Following, a Change in Control. Notwithstanding any contrary provisions of the RRP and except to the extent required to comply with applicable law, (i) any amendment or termination of the RRP which is executed or would otherwise become effective prior to a Change in Control at the request of a third party who effectuates a Change in Control shall not be an effective amendment or termination of the RRP during the Benefit Protection Period; and (ii) the RRP shall not be amended at any time if to do so would adversely affect the rights derived under the RRP from this Section VIII. of any individual who is a Participant during the Benefit Protection Period or a Beneficiary with respect to a Participant during the Benefit Protection Period. Furthermore, following a Change in Control, no person shall take any action that would directly or indirectly have the same effect as any of the prohibited amendments listed in Section VIII.(a).
(d)Effect on other Benefits. In calculating a Participant’s Restoration Benefit under Section IV., it shall be assumed that the Retirement Plan formulae and actuarial assumptions in effect on the Benefit Protection Period Commencement Date had continued in effect through the date the Participant incurs a Separation from Service.
(e)Distribution of Restoration Benefits. In the event of a Change of Control, each Participant’s Restoration Benefits shall be distributed in accordance with Section V.
(f)Establishment of a Trust. Notwithstanding anything contained in the RRP to the contrary, nothing herein shall prevent or prohibit the Corporation from establishing a trust or other arrangement for the purpose of providing for the payment of the benefits payable under the RRP.
(g)No Forfeitures. During the Benefit Protection Period, a Participant’s Restoration Benefit shall not be subject to forfeiture under any circumstances.
(h)Miscellaneous.
(1)The provisions of the RRP shall be deemed severable and the validity or enforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
(2)The Corporation’s obligation to make the payments and provide the benefits provided for in the RRP and otherwise to perform its obligation hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim,

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recoupment, defense or other right which the Corporation may have against the Participant or others.
(3)No provision of the RRP may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Participant and the Corporation. No waiver by either party hereto at any time of breach by the other party hereto of, or compliance with, any condition or provision of this RRP to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time.
SECTION IX. GRANDFATHERED PROVISIONS.
Notwithstanding any provision of the main text of this RRP, any provision in an Appendix shall supersede any contrary provision herein unless the Appendix specifically states to the contrary.
SECTION X. APPROVAL.

Amendment and Restatement of the RRP approved by the Board at a meeting held on July 25, 2023 and effective as of October 2, 2023.

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APPENDIX A
to the
CHEVRON CORPORATION RETIREMENT RESTORATION PLAN
(Amended and Restated as of January 1, 2009)

Section I. Applicability and Definitions. This Appendix A applies to a Grandfathered RRP Participant who has an undistributed accrued Grandfathered Benefit on January 1, 2009. For this purpose,

(a)“Grandfathered Participant” means a participant in the RRP who incurred a separation from service on or before December 31, 2004; and

(b)“Grandfathered Benefit” means the benefit accrued under the RRP as of December 31, 2004 (and earnings thereon).

Section II. Pre-2005 Grandfathered Provisions. Notwithstanding any other provision of the RRP, the provisions of the RRP which were in effect as of the time the Grandfathered Participant incurred a separation from service shall govern a Grandfathered Participant’s Grandfathered Benefit.

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APPENDIX B
to the
CHEVRON CORPORATION RETIREMENT RESTORATION PLAN
(Amended and Restated as of January 1, 2009)

Section I. Applicability and Definitions. This Appendix B applies to a Pre-2006 Plan Participant who has an undistributed accrued Pre-2006 Plan Benefit on January 1, 2009. For this purpose,

(a)“Pre-2006 Plan Participant” means a participant in the RRP who incurred a Separation from Service between January 1, 2005 and June 30, 2006; and

(b)“Pre-2006 Plan Benefit” means the benefit accrued under the RRP to which a Pre- 2006 Plan Participant is entitled solely on account of the Participant’s service prior to incurring a Separation of Service between January 1, 2005 and June 30, 2006 (and earnings thereon).

Section II. Governing Provisions. The Pre-2006 Plan Benefit of a Pre-2006 Plan Participant shall be governed by (i) the provisions of Sections III, IV., and V. of this Appendix B, and (ii) except as otherwise provided in this Appendix B, the provisions of the main text of the RRP other than Sections IV. and V.

Section III. Amount of Pre-2006 Plan Benefit.

(a)The Pre-2006 Plan Benefit of a Pre-2006 Plan Participant whose Annuity Starting Date for Retirement Plan benefits occurred in 2005 or 2006 shall be determined as follows:

(1)Restoration Benefit. A Participant’s Restoration Benefit shall be the lump sum value of the difference between (i) the amount of the Participant’s single life annuity under the Retirement Plan commencing as of the Annuity Starting Date (A) without regard to the limitations required to comply with sections 401(a)(17) or 415 of the Code, and (B) including as Regular Earnings salary deferrals under the Deferred Compensation Plan (and, effective December 10, 2003, under the deferred compensation plans applicable to former Texaco and Caltex employees); and (ii) the actual amount of the Participant’s single life annuity under the Retirement Plan commencing as of that Annuity Starting Date.

(2)Calculation of Lump Sum Value of Single Life Annuity. The single life annuity and lump sum values described in (1) above shall be determined using the applicable formulae and actuarial assumptions in effect under the Retirement Plan as of the Annuity Starting Date.

(3)Interest. Interest shall accrue on the unpaid portion, if any, of a Participant’s Restoration Benefit, commencing on the Annuity Starting Date of the Participant’s Retirement Plan benefit. Interest shall be credited and compounded daily such that the interest

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rate for the Quarter will be equal to the average market yield for the preceding Quarter on constant maturity U.S. Government 10 year bonds.

(b)The Pre-2006 Plan Benefit of a Pre-2006 Plan Participant whose Annuity Starting Date for Retirement Plan benefits occurs after 2006 shall be determined as follows:

(1)Restoration Benefit. The Restoration Benefit of a Participant shall be the lump sum value of the difference between (i) the amount of the Participant’s single life annuity under the Retirement Plan commencing as of the first day of the month following Separation from Service (A) without regard to the limitations required to comply with sections 401(a)(17) or
415 of the Code, (B) including as Regular Earnings salary deferrals under the Deferred Compensation Plan (and under the deferred compensation plans applicable to former Texaco and Caltex employees); and (ii) the actual amount of the Participant’s single life annuity under the Retirement Plan commencing as of the first day of the month following Separation from Service.

(2)Calculation of Lump Sum Value of Single Life Annuity. The single life annuity and lump sum values described in (b)(1) above shall be determined using the applicable formulae and actuarial assumptions in effect under the Retirement Plan as of the first day of the month following the Participant’s Separation from Service.

(3)Interest. Interest shall accrue on the unpaid portion, if any, of a Participant’s Restoration Benefit, commencing on the first day of the month following the Participant’s Separation from Service. Interest shall be credited and compounded daily such that the interest rate for the Quarter will be equal to the average market yield for the preceding Quarter on constant maturity U.S. Government 10 year bonds.

Section IV. Form of Distribution. Except as provided under Section V. of this Appendix B,the Pre-2006 Plan Benefit of a Pre-2006 Plan Participant shall be paid in accordance with (a) or (b), and (c).
(a)the Participant’s effective election as of December 31, 2008, or
(b)in the case of a Pre-2006 Plan Participant whose Annuity Starting Date for Retirement Plan benefits occurred in 2005 or 2006, if the Participant did not make an effective election as of December 31, 2008, the default distribution form of ten
(10) approximately equal annual installments that commenced in the first Quarter that was at least 12 months after the date the Annuity Starting Date.
(c)All installments after the first shall be paid in January. The amount of any installment payment shall be determined by dividing the unpaid balance of the Pre-2006 Plan Participant’s Pre-2006 Plan Benefit, including credited interest, as of the beginning of the Quarter that includes the distribution date, by the number of annual payments remaining to be made.

Section V. Changes to Time and Form of Distribution. The time and form of distribution may be changed only as permitted under the provisions of the main text of this RRP amended and

20

restated as of January 1, 2009; except that the reference to “ten (10) or fewer approximately equal annual installments” shall be replaced with “fifteen (15) or fewer approximately equal installments”.

21

APPENDIX C
to the
CHEVRON CORPORATION RETIREMENT RESTORATION PLAN
(Amended and Restated as of January 1, 2009)

Section I. Applicability and Definitions. This Appendix C applies to a 2006 Plan Participant who has an undistributed accrued 2006 Plan Benefit on January 1, 2009. For this purpose,

(a)“2006 Plan Participant” means a participant in the RRP who incurred a Separation from Service between July 1, 2006 and December 31, 2008; and

(b)“2006 Plan Benefit” means the benefit accrued under the RRP to which a 2006 Plan Participant is entitled solely on account of the Participant’s service prior to incurring a Separation of Service between July 1, 2006 and December 31, 2008 (and earnings thereon).

Section II. Governing Provisions. The 2006 Plan Benefit of a 2006 Plan Participant shall be governed by (i) the provisions of Sections III., IV., and V. of this Appendix C, and (ii) except as otherwise provided in this Appendix C, the provisions of the main text of the RRP other than Sections IV. and V.

Section III. Amount of 2006 Plan Benefit.

(a)The 2006 Plan Benefit of an 2006 Plan Participant who incurred a Separation of Service on or before December 31, 2007 shall be determined under Section 3 of the Chevron Corporation Retirement Restoration Plan (Amended and Restated as of July 1, 2006) (the “2006 Plan”).

(b)The 2006 Plan Benefit of an 2006 Plan Participant who incurred a Separation of Service after December 31, 2007 and on or before December 31, 2008 shall be determined under Section IV. of the main text of this RRP amended and restated as of January 1, 2009.

Section IV. Form of Distribution. Except as provided under Section V. of this Appendix C, the 2006 Plan Benefit of a 2006 Plan Participant shall be paid in accordance with the following:
(a)the Participant’s effective election as of December 31, 2008, or if the Participant did not make an effective election, the default distribution form of a lump sum payable in the first Quarter that is at least 12 months after the date the Participant incurs a Separation from Service, and
(b)Section 4(f) of the 2006 Plan, if applicable.
(c)All installments after the first shall be paid in January. The amount of any installment payment shall be determined by dividing the unpaid balance of the 2006 Plan Participant’s 2006 Plan Benefit, including credited interest, as of the

22

beginning of the Quarter that includes the distribution date, by the number of annual payments remaining to be made.

Section V. Changes to Time and Form of Distribution. The time and form of distribution may be changed only as permitted under the provisions of the main text of this RRP amended and restated as of January 1, 2009.

23

APPENDIX D
to the
CHEVRON CORPORATION RETIREMENT RESTORATION PLAN
(Amended and Restated as of January 1, 2009)

Section I. Applicability and Definitions. This Appendix D applies to a SRP Participant who has an undistributed accrued SRP Benefit on January 1, 2009. For this purpose,

(a)“SRP Participant” means a participant in the SRP who terminated employment on or before December 31, 2004 or had a Separation from Service after December 31, 2004 and before July 1, 2006; and

(b)“SRP Benefit” means the benefit accrued under the SRP prior to July 1, 2006 (and earnings thereon).

Section II. Pre-2005 Grandfathered Provisions. Notwithstanding any other provision of the RRP and this Appendix D, the provisions of the SRP which were in effect on July 1, 2002 shall govern the SRP Benefit of an SRP Participant who terminated employment on or before December 31, 2004.

Section III. Post-2004 Provisions. The SRP Benefit of an SRP Participant who incurred a Separation from Service between January 1, 2005 and June 30, 2006 shall be governed by (i) the provisions of Sections IV., V., and VI. of this Appendix D, and (ii) except as otherwise provided in this Appendix D, the provisions of the main text of the RRP other than Sections IV. and V.

Section IV. Amount of SRP Benefit.

(a)The SRP Benefit of an SRP Participant who incurred a Separation from Service between January 1, 2005 and June 30, 2006 shall be determined as follows:

(i)An annual single life annuity shall be determined commencing at age 65 equal to 1.6% times the Participant’s Years of Benefit Accrual Service under the Retirement Plan times the Participant’s Highest Average Unrestricted Awards. The Committee may, in its sole discretion, also elect to treat other service with a member of the Affiliated Group as “years of benefit accrual service” for purposes of the SRP;

(ii)The annual single life annuity determined pursuant to (i) above shall then be reduced to a single life annuity commencing as of the first day of the month following the month the Participant has a Separation from Service, utilizing the applicable formulae and actuarial assumptions set forth in the Retirement Plan;

24

(iii)The annual single life annuity determined pursuant to (ii) above shall then be converted to a lump sum amount, utilizing the applicable formulae and actuarial assumptions set forth in the Retirement Plan that are in effect as of the first day of the month following the month the Participant has a Separation from Service;

(iv)With regard to Former Texaco Employees who had Years of Foreign Benefit Accrual Service, a Participant’s Supplemental Benefit shall be increased by an additional 0.3% times the Participant’s Years of Foreign Benefit Accrual Service times the Participant’s Highest Average Unrestricted Awards; and

(v)A Participant who was eligible to receive a Gulf Retirement Bonus under the Supplemental Pension Plan of Gulf Oil Corporation shall be entitled to receive such benefit under the SRP as a part of his or her Supplemental Benefit.

(b)Interest. Interest shall accrue on the unpaid portion, if any, of a Participant’s Supplemental Benefit, commencing on the first day of the month following the date the Participant incurs a Separation from Service. Interest shall be credited and compounded daily such that the interest rate for the Quarter will be equal to the average market yield for the preceding Quarter on constant maturity U.S. Government 10 year bonds.

Section V. Form of Distribution. Except as provided under Section VI. of this Appendix D, the SRP Benefit of an SRP Participant who incurred a Separation from Service between January 1, 2005 and June 30, 2006 shall be paid in accordance with (a) or (b), and (c).

(d)the Participant’s effective election as of December 31, 2008, or

(e)if the Participant did not make an effective election as of December 31, 2008, the default distribution form of ten (10) approximately equal annual installments that commenced in the first Quarter that was at least 12 months after the date the Participant incurred a Separation from Service.

(f)All installments after the first shall be paid in January. The amount of any installment payment shall be determined by dividing the unpaid balance of the SRP Participant’s SRP Benefit, including credited interest, as of the beginning of the Quarter that includes the distribution date, by the number of annual payments remaining to be made.

Section VI. Changes to Time and Form of Distribution. The time and form of distribution may be changed only as permitted under the provisions of the main text of this RRP amended and restated as of January 1, 2009; except that the reference to “ten (10) or fewer approximately equal annual installments” shall be replaced with “fifteen (15) or fewer approximately equal installments”.

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AMENDMENT NUMBER ONE TO THE
CHEVRON CORPORATION RETIREMENT RESTORATION PLAN

WHEREAS, Chevron Corporation (the “Corporation”) has established and maintains the Chevron Corporation Retirement Restoration Plan (the “RRP”), which was last amended and restated effective January 1, 2009;

WHEREAS, the Corporation has delegated the administration of the RRP to the Management Compensation Committee (the “Committee”);

WHEREAS, the Committee may amend the provisions pursuant to Section VII(g) of the RRP;

WHEREAS, the Committee wishes to amend the RRP to permit the designation of a trust as a beneficiary and cease to accept domestic relations orders;

NOW, THEREFORE, BE IT

RESOLVED, that the RRP is hereby amended as follows:

1.Effective January 1, 2017, Section II (a) of the RRP is hereby deleted and replaced in its entirety as follows:

“Beneficiary” means the person, persons or trust (that meets the requirements of Treasury Regulation 1.401(a)(9)-4) that has been designated by a Participant to receive the Participant’s Restoration Benefit or portion thereof, as provided in Section VI.

2.Effective June 1, 2017, the following shall be added to the end of Section VII(e) of the RRP:

“Effective June 1, 2017, the Corporation shall no longer accept domestic relations orders under the Plan.”

3.Except as provided herein, the terms of the RRP are affirmed in all other respects.

MANAGEMENT COMPENSATION COMMITTEE